EXHIBIT 10.5

                                    FORM OF
                             STOCKHOLDERS AGREEMENT
                                  BY AND AMONG
                             CERTAIN STOCKHOLDERS OF
                            CORNELL CORRECTIONS, INC.

                               SEPTEMBER 15, 1997

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                            STOCKHOLDERS AGREEMENT

      STOCKHOLDERS AGREEMENT, executed September __, 1997 but effective as of the Effective Date, by and among (a) David M. Cornell ("Cornell") and (b) Concord Partners; Concord Partners II, L.P.; and Concord Partners Japan Limited (collectively, the "Concord Group"). Cornell and the Concord Group are also collectively referred to herein as the "Holders."

                                  WITNESSETH:

      WHEREAS, the Holders and certain other stockholders of Cornell Corrections, Inc., a Delaware corporation (the "Company"), entered into that certain Stockholders Agreement dated as of October 8, 1996 (the "Existing Stockholders Agreement"), which Existing Stockholders Agreement is anticipated to terminate in accordance with its terms if a secondary offering (the "Offering") of the Company's Common Stock is consummated;

      WHEREAS, the Holders desire to enter into this Agreement effective as of the Effective Date;

      NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the date hereof, as follows:

      Section 1. DEFINITIONS. The following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined).

      "AGREEMENT" means this Stockholders Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

      "COMMON STOCK" means the Common Stock, par value $.001 per share, of the Company.

      Section 2.  CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS.

      (a) The Company has previously furnished to the Holders copies of the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company (collectively, the "Charter Documents"). From and after the date hereof, each Holder shall vote all shares of Common Stock beneficially held by him or it (including any shares of Common Stock hereafter acquired or owned by such Holder), at any regular or special meeting of stockholders of the Company and shall otherwise take all actions necessary to ensure that the Charter Documents do not, at any time, conflict with the provisions of this Agreement.

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      (b) From and after the date hereof, each Holder shall vote all shares of
Common Stock beneficially held by him or it (including any shares of Common Stock hereafter acquired or owned by such Holder), at any regular or special meeting of stockholders of the Company called for the purpose of filling positions on the Board of Directors of the Company and shall vote for and otherwise take all actions necessary to ensure that the following members are elected to the Board of Directors of the Company: (i) one individual designated by David M. Cornell (the "Cornell Nominee") and (ii) one individual designated by Concord Group (the "Concord Nominee").

      (c) If, prior to his or her election to the Board of Directors of the Company pursuant to Section 2(b) hereof, any nominee shall be unable or unwilling to serve as a director of the Company, the entity designating such nominee shall be entitled to nominate a replacement who shall then be the Cornell Nominee or Concord Nominee, as the case may be, for the purposes of this
Section 2. If, following election to the Board of Directors of the Company pursuant to Section 2(b) hereof, any Cornell Nominee or Concord Nominee shall resign or be removed or be unable to serve for any reason prior to the expiration of his or her term as a director of the Company, then the person or entity designating such nominee may, at any time thereafter, notify the other Holder in writing of a replacement, and the remaining Cornell Nominee and Concord Nominee, as applicable, and Cornell and Concord Group, shall use their respective best efforts to elect to the Board of Directors of the Company such replacement nominee to fill the unexpired term of the prior nominee.

      (d) Each Holder hereby agrees to use such Holder's best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company and to vote all of the shares of Common Stock owned or controlled by such Holder for the removal (with or without cause) of any nominee designated and elected pursuant to Section 2(b) hereof if the person or entity designating such nominee shall have given written notice to each of the other Holders of its desire to have such nominee removed.

      (e) Each Holder hereby agrees that, except as provided in Section 2(d) hereof, he or it shall not vote to remove any director who is a Cornell Nominee or Concord Nominee without Cause (as such term is hereinafter defined). For the purposes of this Section 2(e) only, "Cause" shall mean (i) the commission by a director of an act of fraud or embezzlement against the Company or any of its subsidiaries or (ii) a conviction for a felony (or a plea of NOLO CONTENDERE thereto) or guilty plea of such director with respect to a felony.

      (f) In order to effectuate the provisions of this Section 2, the Holders hereby agree that when any action or vote is required to be taken by such Holders pursuant to this Agreement, such Holders shall use their respective best efforts to call, or cause the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company, as the case may be, to effectuate such stockholder action.

      Section 3. EFFECTIVE DATE. This Agreement shall become effective only upon the occurrence of (i) the closing of the Offering and (ii) the termination of the Existing Stockholders

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Agreement. If the Effective Date has not occurred prior to December 31, 1997, this Agreement shall become null and void and be of no force or effect.


      Section 4.  TERMINATION.

      (a) This Agreement will terminate at the end of the day on October 7, 2000.

      (b) This Agreement will terminate (but in no event later than October 7, 2000) if any Holder owns less than 350,000 shares of Common Stock of the Company. Ownership for such purpose shall be determined in accordance with Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended. Such number of shares of Common Stock shall be proportionately adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a consolidation of shares or the payment of a stock dividend (but only on the Common Stock), a stock split, a reverse stock split or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

      Section 5. SPECIFIC PERFORMANCE. Each of the Holders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Holders shall waive the defense in any action for specific performance that a remedy at law would be adequate and that the Holders, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

      Section 6.  MISCELLANEOUS.

      (a) HEADINGS. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

      (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

      (c) NOTICES. Any notice, demand, request, consent, approval, declaration, delivery or other communication hereunder to be made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and (i) delivered in person with receipt acknowledged, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight courier with guaranteed next day delivery or (iv) sent by telex or telecopier to the party to whom directed at the following address:

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            1.    If to Cornell, to him at:

                  David M. Cornell
                  Cornell Corrections, Inc.
                  4801 Woodway, Suite 100E
                  Houston, Texas  77056
                  (713) 623-2853 Facsimile

            2.    If to any Concord Group entity, to it at:

                  SBC Warburg Dillon Read Inc.
                  535 Madison Avenue
                  New York, New York 10022
                  Attention:  Peter A. Leidel
                  (212) 308-5107 Facsimile

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, three (3) business days after the same shall have been deposited in the United States mail, one business day after sent by overnight courier or on the day telexed or telecopied.

      (d) APPLICABLE LAW. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

      (e) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

      (f) SUCCESSOR, ASSIGNS, TRANSFEREES. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

      (g) AMENDMENTS; WAIVERS. This Agreement may not be amended, modified or supplemented and no waivers of or consent to departures from the provisions hereof may be given unless consented to in writing by the Concord Group and Cornell.

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      (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

                                    DAVID M. CORNELL



                                    CONCORD PARTNERS

                                    By:
                                    Title:

                                    CONCORD PARTNERS II, L.P.

                                    By:
                                    Title:

                                    CONCORD PARTNERS JAPAN LIMITED

                                    By:
                                    Title:

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